UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: February 19, 2013

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

6750 Antioch Road, Suite 305

Merriam, Kansas 66204

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On Tuesday the 19th of February 2013, Empire Energy Corporation International (Empire) issued a press release, as follows:

SENERGY FEB 2013 CPR ESTIMATES 2.7 TCF OF GAS = TO 508 MMBOE. THREE PETROLEUM SYSTEMS PROVEN ON EL 14/2009, VISION, WORK, EXPENDITURE AND GAS MARKETS VALIDATED IN 2012. CEO INVESTED FURTHER USD $300,000, 18 WEBSITE BOXES DESCRIBE THE FOUNDATION FOR 2013. TXO RAISED USD $1,654,615 TO ASSIST FUND, GBG INTO CASH FLOW, TOG TO PLAN DRILLING, TOG/EMPIRE SMARTWIN CASE AND SENERGY CPR. A BASE FOR FURTHER CAPITAL RAISING AND DRILLING ESTABLISHED. ALPHA USD $1.6M TOG OPTION. EMPIRE HAS 45% OF TOG.

LEAWOOD, Kansas, Tuesday the 19th of February 2013 - Empire Energy Corporation International (Empire) (EEGC - News) recently lodged four 8K filings, (as exhibited on the Empire Energy website www.EmpireEnergy.com) on Dec 3rd 2012 (Box 1), Jan 14th (Box 2), Jan 18th (Box 3) and Feb 19th 2013 (Box 4) of TXO Plc (TXO) press releases, dated 3rd Dec 2012, Jan 11th, Jan 18th and Feb 12th 2013, describe among other events TXO’s, USD $1,654.615 (£1,043,000 GB pounds), capital raise.  These funds were invested in Tasmania Oil and Gas Ltd (TOG) in which TXO now has a 25% interest (Box 4) and Grand Bahamas Group (GBG) which announced two large contracts for waste oil, from which they believe they will receive significant benefit in 2013, through their current 30% interest in the (GBG).

Tasmania Oil and Gas Ltd (TOG)

These announcements also indicate TXO’s investment of these funds into both the further seeding of TOG and to start generating a cash flow from the receipt, beneficiation and sale of waste oil in Freeport, Bahamas from GBG’s contracts. Hill Street investments has transferred its 50% interest in the Smartwin court case to TOG and in addition capitalized its historical expenditure on the case. As a result Hill Street now owns 10% of TOG. Alpha Prospects Plc. (Alpha) has an option to pay in cash or shares to acquire its 20% interest in TOG to comple a USD $1.6m investment into TOG. Empire has a 45% interest in TOG and has invested USD $200,000 to support TOG.

Box 5 on Empire’s website, summarizes in a TOG Tasmania Basin EL 14/2009 power point presentation, TOG’s data and plans including a link to the new TOG website. Boxes 6 to 14 outline the key references and data supporting the analogy with the Cooper/Eromanga Basin, Gondwana Petroleum System, in Central Eastern Australia (TOG, oil and gas, Play 1, Box 5). The Tasmania Basin TOG project also saw the validation of the analogous, Amadeus Basin; Larapintine Petroleum System in Central Australia (TOG, gas and oil, Play 2, Boxes 5 & 12) and McArthur River Basin; Centralian Petroleum System in North Eastern Australia (TOG, gas and helium, Play 3, Boxes 5 & 13) in 2012. The three petroleum systems described above have all therefore now been proven on Mainland Australia and in the Middle East at Oman. This validates our Frontier Basin, groundbreaking, fundamental research, findings and cuttings, shows, induced flows of oil, gas and Helium from wells drilled in the Tasmania Basin over the last 35 years, once and for all proving the message board skeptics and critics wrong.

Further Cash Injections by the Empire CEO into Empire and TOG

Since Jan 2012 Empire’s CEO, Malcolm Bendall, has made further cash injections into Empire of over USD $300,000 and intends to continue funding Empire’s ongoing operations this year. This investment has financed amongst other things:

a)

Empire and TOG’s US legal action in New York with attorney Paul Batista Esq. who instructed Malcolm Bendall and John Garrison to attend the Smartwin depositions in New York last month. These have now been successfully completed;

b)

Payment of Empire’s contribution of USD $200,000 toward the establishment and growth of TOG;

c)

The supply of technical support and data for the Senergy (GB) Ltd (Senergy) CPR report by Global Exploration Services (GES) consultant Enzo Zappaterra.

d)

Compliance with USA and Australian regulatory requirements, including the preparation of accounts and transfer agent costs;

e)

The Nevada registration for Empire;

f)

Supporting the Great South Land Minerals Ltd (in Liquidation; Receivers and Managers appointed) (GSLM) receiver managers, Sellers Muldoon and Benton (SMB) and Tasmanian legal counsel, Butler McIntyre and Butler (BMB).

BMB and SMB continue to work together with TOG to have an Administrator appointed to GSLM and execute a Deed of Company Arrangement ("DOCA") with the intention to then bring GSLM out of Liquidation. To this end Empire, TXO, Alpha, Hill Street and TOG continue to work together in conjunction with the proposed Administrators and Receivers Managers of GSLM, SMB, to prepare a DOCA that will also require the approval of the majority of GSLM’s creditors prior to the sanction of the Court.

Potential Supply to Eastern Australian Gas Market

Three recent articles from Australian newspaper, “The Australian”, a newspaper based in Sydney, on Dec 21st 2012, Jan 19th and Feb 9-10th 2013 (Box 6), reported that Origin Energy has signed a deal to provide natural gas to Chinese-controlled miner MMG at a price close to $9 a gigajoule beginning in 2015.  This reported price is more than double current prices and 50% higher than other long-term deals.  This arrangement indicates expected higher future prices for domestic and export gas in the future when Liquid Natural Gas exports from Queensland to Asia begin. Australia currently has an oil world parity pricing policy, which has been in place for the last 50 years this will have a great impact on the economics of oil and gas exploration and production in the future, as the domestic market competes with international sales. The third article was in the Australian Financial Review (Box 6) published on the 21st Jan 2013 further expands on the looming crisis in the supply of gas to the Eastern Australian Market.

Senergy CPR report

The Directors of Empire believe this pricing improves and confirms the value of TOG’s exploration license EL 14/2009 in Tasmania, Australia. This potential has been further defined, in the Senergy, Competent Persons Report (CPR), published last week (Box 15). TOG contracted Senergy, in October 2012, to complete an updated CPR on EL 14/2009. The first draft of the report was received on Monday 21st Jan and a review was completed and the final CPR was signed and delivered to TOG last week. Empire and TOG are pleased with the final report as it identifies the volume of prospective resources associated with two principal leads and prospects of the license. It also re-assesses the geological chances of success. In terms of hydrocarbon volumes, Senergy estimate total mean recoverable prospective resources of 2,755 Bcf (Billion cubic feet) of gas or 2.7 Tcf (Trillion cubic feet) approximately equivalent to 490 million barrels of oil (490 MMBOE), for both the Ordovician/Silurian Larapintine and Permian Gondwana Systems. When estimated mean resources of 18 million barrels of Permian oil are added, the cumulative mean recoverable prospective resources for the Bellevue and Thunderbolt prospects total 508 MMBOE (Million barrel oil equivalent) or 0.5 BBOE (Billion barrel oil equivalent) (Box 16). This resource figure does not include the other 10 structures, now outside our current EL14/2009 license area, which is still under dispute with MRT and also make up part of the losses counter claimed against Smartwin, noted in the previous RPS Energy report (Box 11) that are planned to be documented by Senergy in their next report. To be clear the new Senergy report including the Gondwana and Larapintine Petroleum Systems have almost doubled the original resource estimates on Bellevue and Thunderbolt.

Empire has used Senergy’s results (Box 15), known Tasmanian gas market parameters and costs to determine risk-adjusted Net Present Value (NPV) calculations of the gas resources identified in (Box 14).

Tasmanian Onshore gas production could deliver up to the maximum annual capacity of 40 Petajoules (40,000,000 Gigajoules), of gas per year through the Bass Strait Seafloor pipeline for over 60 years, at average prices expected, over that period, to well exceed $10 a Gigajoule. This would equate to a potential projected average annual cash flow of about USD $400,000,000 per annum from sales to the Eastern Australian gas market, (including Sydney, Melbourne, Adelaide and Brisbane) using the full capacity of the existing 16 inch, 250Km Bass Strait pipeline, which is currently supplying Tasmania’s domestic and industrial needs. The Bass Strait Pipeline can have its direction of flow reversed as it was built to establish a Tasmanian market first and then reverse to supply Gas to both Tasmania and the Mainland Australian markets.

Empire intends to aggressively pursue, in anticipation of discovery and production as a result of its anticipated 2013 drilling program, long term Gas contracts to supply mainland Australia and the unsolicited Jet fuel sales contract with the US Navy. Senergy’s CPR has further validated the potential of the Tasmanian project which is intended to be followed by a further capital raising, drilling, further discoveries and production in 2013.

Court Extension to EL14/2009 Hearing and Smartwin depositions successfully completed

As a result of a scheduling conflict with the Smartwin depositions in New York and the Tasmanian hearings, as Malcolm Bendall is the prime witness being CEO for both GSLM and Empire a request was made to move the Tasmanian hearing. SMB requested BMB to ask the Tasmanian Magistrates Court, in Australia, to reschedule another court hearing date. With agreement of the Crown, the court has graciously extended the hearing date commencing the 22nd of April 2013. Empire CEO Malcolm Bendall and President John Garrison attended Smartwin depositions along with their legal councel Paul Batista Esq in New York and were very pleased with the developments.

Bass Energy Pty Ltd (in Liquidation) (Bass) has wind farm projects in Tasmania, which, if developed, may supply Green Credits, which Empire could use to offset potential future oil and gas production Green Debits. Empire is in negotiations to acquire control of Bass.

CEO Malcolm Bendall commented

“Empire, which has now invested over USD $65 Million in fundamental scientific research, and its partners have established a new solid commercial business plan and built a technically sound internationally recognized foundation through the establishment and funding of TOG. TOG has three listed companies who have successfully pooled their financial and human resources, including notably Global Exploration Services consultant Enzo Zappaterra, to produce the Feb 2013 Senergy CPR report. Nobody can now deny the truth of the now twice independently validated potential of the Tasmania Basin project with the recent cumulative mean recoverable prospective resources, for the Bellevue and Thunderbolt prospects, total of 2.7 Trillion Cubic Feet of Gas or 508 Million Barrels of Oil Equivalent having a gross in ground value today (assuming $100 a barrel oil price) of over USD $50 Billion. At 40 PJ (40,000,000,GJ) per year, filling the Bass Strait pipeline to maximum capacity, would supply gas to domestic and industrial consumers in both Tasmania and Australia for 67.5 years. The anticipated average price over the 25 year period covered by the spreadsheet in Slide 2 (Box 14), is very conservative $10 per GJ ($16 a gigajoule would be equal to the current oil price) which equates to gross potential earnings from gas sales of $400 million per year.”

Reference documents found at www.EmpireEnergy.com

This Empire press release has cited 18 Website boxes that are exhibited in red boxes, numbered 1 to 18 on the Empire Web site (www.empireenergy.com).

1) TXO Press release 3rd Dec, 2012, Update on new JV – TOG

2) TXO Press release 11th Jan 2013, Equity Issue Raising £1.043 Million (USD $1,654,615). Empire, 8K SEC Filing, Mon 14th Jan.

3) TXO Press release 18th Jan 2013, Update on GBG Investment. Empire, 8K SEC Filing, Fri 18th Jan.

4) TXO Press Release 12th of Feb 2013: TXO Plc. GBG Further Investment

5) TOG power point technical presentation on EL 14/2009 Tasmania Basin Project.

6) Three Australian newspaper articles on the increase in gas prices in the Eastern Australian market which Tasmanian onshore gas production could supply 40 Petajoules a year through the Duke Energy 16 inch 250km sea floor pipeline. Financial Times articles on TXO in London and on the looming crisis of supply in the “The Australian” in Australian industrial and domestic gas markets.

7) APEA Journal 1991, Bendall et al. Validation of the Gondwana, Larapintine and Centralian petroleum systems in Tasmania.

8) Permian Petroleum Potential on-shore Tasmania, Bendall 1991 Identifying the oil and gas seep lineaments and S1 and S2 source rock data for the Tasmanites oil shale, coals and other sources.

9) Gondwana Conference Paper, Bendall et al 1991, Validating the work of Dr Eugene Domack confirming Gondwana (200 to 300m yrs.) Petroleum System particularly the source rock potential of the Late Carboniferous Tasmanites oil shale, the current world standard for type one Kerogen (Marine Algae).

10) APEA Journal 2000, Bendall et al. Validation of Gondwana, Larapintine and Centralian Petroleum Systems in Tasmania.

11) RPS Energy 2008 Competent Persons Report, Validation of Structures and Resources.

12) Petroleum Systems in the Amadeus Basin, Central Australia: Were they all oil prone? By T.R. Marshall et al. A 2012 Paper validating the oil prospectivity of the Australian, Larapintine (Ordovician 460m yr.) Petroleum System.

13) MBA Petroleum Consultants for Armour Energy Limited. A 2012 Competent Persons Report (CPR) on the validation of the Australian, Centralian (Pre Cambrian >542m yrs.) Petroleum System.

14) Empire’s in-house NVP calculations on 0.75 Tcf.

15) Senergy CPR report on EL14/2009 for TOG, Tasmania Basin, Feb 2013

16) Senergy CPR – GES - Enzo Zappaterra’s Comments on Risk Assessment.

17) Nevada Certificate of Registration for Empire.

18) Link to the MRT web site quoting EL14/2009 as granted (subject to appeal).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: Friday, February 19, 2013

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer